Exhibit 10.1

Innovex Announces New Chief Financial Officer

PLYMOUTH, Minn.--(BUSINESS WIRE)--Innovex (Nasdaq: INVX) today announced that Mr. Randy Acres will be joining the company as its Chief Financial Officer.

Mr. Acres most recently served as Chief Financial Officer – Asia Pacific for Symbol Technologies Inc and Brocade Communications Systems Inc. Additionally Mr. Acres has more than 11 years experience with various divisions of IBM, including assignments in Thailand and China as the CFO of IBM Storage Products. Mr. Acres spent 8 of the last 10 years in various organizations with responsibility throughout the Asia region and has extensive experience in both business and financial activities.

“With the relocation of the corporate finance functions to Thailand, as well as the current high level of strategic activity necessary to position the company for the future, it is important we have a strong CFO in place to drive these activities and guide our restructuring efforts.” stated Terry Dauenhauer, Innovex’s President & CEO. “Randy brings to Innovex a diverse background that will serve the company well as we proceed through the final stages of a difficult transition period. We are very pleased to have Randy join our team.”

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results, continued cash availability under Company credit facilities and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

CONTACT:
Innovex, Inc.
Douglas W. Keller, VP - Finance, 763-383-4025
Facsimile: 763-383-4090
http://www.innovexinc.com